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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Board of Directors
J. Alexander's Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-40556, 333-91431, 333-49393, 333-124097, 33-77476, 33-39870 and
2-78139) on Form S-8 of J. Alexander's Corporation of our report dated March 31, 2006, with respect to the consolidated balance sheets of J. Alexander's Corporation as of January 1, 2006, and January 2, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two fiscal year period, ended January 1, 2006, and the related financial statement schedule, which report appears in the January 1, 2006 annual report on Form 10-K of J. Alexander's Corporation.

/s/ KPMG LLP

Nashville, Tennessee
March 31, 2006